Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

ARAMARK Corporation:

We consent to the use of our report dated December 27, 2007, with respect to the consolidated balance sheets of ARAMARK Corporation and subsidiaries as of September 28, 2007 (Successor Period) and September 29, 2006 (Predecessor Period), and the related consolidated statements of income, cash flows and shareholders’ equity for the period from January 27, 2007 through September 28, 2007 (Successor Period), the period from September 30, 2006 through January 26, 2007 (Predecessor Period) and for the fiscal years ended September 29, 2006 and September 30, 2005 (Predecessor Periods), and the related financial statement schedule, incorporated herein by reference and to the references to our firm under the headings “Summary historical and pro forma consolidated financial data” and “Experts” in the registration statement. Our audit report on the consolidated financial statements indicates that the Company was acquired through a merger transaction with RMK Acquisition Corporation in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial information for periods after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable. Also, our report refers to accounting changes as a result of the adoption of Statement of Financial Accounting Standard (SFAS) No. 123(R), Share-Based Payment, Financial Accounting Standards Board Interpretation (FIN) No. 47, Accounting for Conditional Asset Retirement Obligations, SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Retirement Plans, and FIN No. 48, Accounting for Uncertainty in Income Taxes.

/s/ KPMG LLP

Philadelphia, Pennsylvania

January 22, 2008